UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAD TOYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	94-3371514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2344 Woodbridge Avenue

Kingsport, Tennessee 37664

(Address of Principal Executive Offices) (Zip Code)

Bad Toys Holdings, Inc. 2006 Stock Plan

(Full title of the plan)

Larry N. Lunan

Chief Executive Officer

Bad Toys Holdings, Inc.

2344 Woodbridge Avenue

Kingsport, Tennessee 37664

(Name and address of agent for service)

(423) 247-9560

(Telephone number, including area code, of agent for service)

Copy to:

Law Offices of Clinton L. Hubbard

2 Park Plaza, Suite 300

Irvine, CA 92614

(949) 475-4480

(949) 833-2067

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share[2]	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee[2]
Common stock, $.001 par value	2,500,000	$.79	$1,975,000	$211.33

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under The Bad Toys Holdings, Inc. 2006 Stock Plan described herein by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average (any day within 5 days prior to the date of filing) of the bid and ask price of the Registrant’s common stock as reported on the OTCBB.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this registration statement: (i) the latest annual report of Bad Toys Holdings, Inc. (the “Company” or the “Registrant”) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (i) above (other than the portions of these documents not deemed to be filed); and (iii) the description of the Company’s common stock set forth in the Company’s Registration Statement on Form 10-SB relating thereto, including any amendment or report filed for the purpose of updating such description. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates all securities offered have been sold or which deregisters all securities then remaining unsold (other than the portions of these documents not deemed to be filed), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of common stock of the Company will be passed upon for the Company by Clinton L. Hubbard, Esq.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s Bylaws permit indemnification to the fullest extent permitted by Nevada law. Section 78.7502 of the Nevada General Corporation Law provides that the Registrant may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact that the person is or was a director or officer or is or was serving at the request of the Registrant as a director or officer of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (i) is not liable pursuant to Section 78.138 of the Nevada General Corporation Law, and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Additionally, the Registrant may indemnify a director or officer who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Registrant, or serving at the request of the Registrant as a director or officer of another company, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (i) is not liable pursuant to Section 78.138 of the Nevada General Corporation Law, and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant.

Indemnification may not be made for any claim, issue or matter as to which a director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Registrant or for amounts paid in settlement to the Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

To the extent that a director or officer of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the Registrant shall indemnify him against expenses, including attorneys’ fees, action and reasonably incurred by him in connection with the defense.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM	8. EXHIBITS.

4.1	Bad Toys Holdings, Inc. 2006 Stock Plan.

5.1	Opinion of Clinton L. Hubbard, Esq.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Clinton L. Hubbard, Esq is contained in Exhibit 5.1 to this Registration Statement.

ITEM	9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Bad Toys Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kingsport, State of Tennessee, on October 25, 2006.

Bad Toys Holdings, Inc.

/s/ Larry N. Lunan
Larry N. Lunan, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Larry N. Lunan, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming anything the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Larry N. Lunan Larry N. Lunan	Chairman of the Board of Directors President and Chief Executive Officer	October 25, 2006

/s/ T. Alan Walls T. Alan Walls	Chief Financial Officer and Secretary	October 25, 2006

/s/ Roger A. Warren Roger A. Warren	Director	October 25, 2006

/s/ Clinton L. Hubbard Clinton L. Hubbard	Director	October 25, 2006